Exhibit 10.1

STATE OF MINNESOTA COUNTY OF RAMSEY Aerospace Marketing, Inc., Charles F. Parsons, Plaintiff, v. Ballistic Recovery Systems, Inc., Defendant.	DISTRICT COURT SECOND JUDICIAL DISTRICT CASE TYPE: CONTRACT COURT FILE NO. C1-05-7106 STIPULATION AND CONFESSION OF JUDGMENT

PARTIES

This Stipulation and Confession of Judgment (the “Agreement”) is entered into between and among Aerospace Marketing, Inc., a Delaware corporation, and Charles F. Parsons (collectively “Plaintiffs”) and Ballistic Recovery Systems, Inc., a Minnesota corporation (“BRSI”).

DEFINITIONS

A.                                   Definitions.  As used in this Agreement the following terms shall have the following meanings (such meanings to be equally applicable to singular and plural forms of the terms defined):

1.                                       “Affiliates” means any of the following Persons:

a)                                      any director, officer or employee of BRSI;

b)                                     any person who, individually or with his immediate family, beneficially owns or holds 5% or more of the voting equity interest in BRSI; or

c)                                      any Subsidiary and any company in which any Person described above owns a 5% or greater equity interest.

2.                                       “Business Day” means any day other than a Saturday, Sunday or a public holiday or the equivalent under the laws of the State of Minnesota or the United States of America.

3.                                       “Capital Expenditures” are expenditures that are classified as capital expenditures in accordance with GAAP.

4.                                       “Current Assets”, “Current Liabilities”, “Total Assets” and “Total Liabilities” shall have the meaning ascribed thereto by GAAP.

5.                                       “Current Ratio” means the ratio of the aggregate current assets to the aggregate current liabilities of BRSI determined and computed in accordance with generally accepted accounting principles consistently applied from year to year.

6.                                       “Debt” means amounts in excess of $25,000, not subject to bona fide dispute as follows: (i) indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) obligations as lessee under leases that have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases, (iii) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clause (i) or (ii) above, and (iv) liabilities in respect of unfunded vested benefits under plans covered by Title IV of ERISA.

7.                                       “Event of Default” means one of the events specified in Section 8.

8.                                       “GAAP” means generally accepted accounting principles consistently applied.

9.                                       “Income Before Income Taxes”, “Interest Expenses”, “Depreciation and Amortization” and “Net Loss” shall have the meaning ascribed thereto by GAAP.

10.                                 “Long-Term Lease Payments” are installment payments in cash under long-term leases.

11.                                 “Principal Payments” are payment installments in cash under long-term obligations for borrowed monies including obligations to Plaintiff

12.                                 “Settlement Documents” means this Agreement, the Security Agreement, and all other documents to be executed in connection with this Agreement.

13.                                 “Person” means an individual, corporation, limited liability company, partnership, joint venture, trust or unincorporated organization or governmental agency or political subdivision thereof.

14.                                 “Prime Rate” means the rate published by the Wall Street Journal from time to time as its prime rate.

15.                                 “Subsidiary” means any entity of which more than 50% of the outstanding equity interests having ordinary voting power to elect a majority of the Board of Directors, Board of Governors or comparable governing body of such entity (irrespective of whether or not at the time equity interests of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by BRSI, by BRSI and one or more other Subsidiaries, or by one or more other Subsidiaries.

16.                                 “Tangible Net Worth” shall mean the excess of Total Assets over Total Liabilities, determined in accordance with GAAP, with the following adjustments:  (A) there shall be excluded from assets:  (i) a reduction equal to $700,000 relating to settlement with Plaintiffs, (ii) Covenant not to compete, net of accumulated amortization and (iii) all assets which would be classified as intangible assets under GAAP, including without limitation goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises and (B) there shall be excluded from liabilities a reduction equal to $1.2 million relating to the settlement with Plaintiffs.

17.                                 “Total Liabilities” means the aggregate of the liabilities of BRSI determined and computed in accordance with generally accepted accounting principles consistently applied from year to year.

RECITALS

First.                                          Plaintiffs obtained a judgment (the “Judgment”) against BRSI in an action venued in the United States District Court for the Middle District of Florida, Case No. 2: 04-cv-242-FtM-29DNF entitled Aerospace Marketing, Inc. and Charles F. Parsons, Plaintiffs v. Ballistic Recovery Systems, Inc.  The Judgment was entered on July 5, 2005 in the sum of $230,958.00 in favor of Charles F. Parsons and $3,070,814.00 in favor of Aerospace Marketing, Inc.  The total, $3,401,772.00 has been accruing interest at the federal judgment rate in effect on July 5, 2005 through the date hereof.  $3,401,772.00 plus interest and taxable costs and other charges specified herein is hereinafter referred to as the “Judgment Amount.”

Second.                              BRSI has filed post-trial motions for JNOV or in the alternative, for remittur.  These motions are pending.  In addition, BRSI has the right to appeal from the final judgment entered in the United States District Court for the Middle District of Florida.

Third.                                      BRSI, by entering into this agreement, does not admit any wrongdoing or liability to Plaintiffs.  BRSI denies that any amount is owed to Plaintiffs.

Fourth.                                Plaintiffs and BRSI have agreed to end their litigation and settle their differences in consideration of their mutual promises contained in this Agreement.

Fifth.                                           In consideration of the mutual promises herein contained, BRSI acknowledges that the following sums are immediately due and payable to Plaintiffs without deduction, counterclaim or offset:

a.               $3,401,772.00 plus interest at the federal judgment rate from June 30, 2005.

b.              Plaintiffs’ taxable costs and disbursements in United States District Court for the Middle District of Florida in the amount of $718.37.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1)                                      Recitals:  The foregoing Recitals are true and correct and are hereby made a part of this Agreement.

2)                                      Payment:  Plaintiffs agree, jointly and severally, to accept the principal sum of $1.9 million dollars together with interest and other charges as set forth below (the “Settlement Amount”) as full, final and complete settlement of any claims Plaintiffs have against BRSI arising out of or related to the transactions and events that led to the award to Plaintiffs of the judgment amount provided that the $1.9 million dollars plus interest and other charges is paid as follows:

a.               $700,000.00 plus interest on the $1.9 million at the Federal Judgment Rate in effect on July 5, 2005 through September 19, 2005 or the date of execution hereof, whichever is later, on or before September 19, 2005;

b.              $30,000 or Plaintiff’s actual costs, whichever is less,  for Plaintiffs’ attorneys’ fees and costs incurred beginning August 26, 2005 in negotiating, dealing and executing this Agreement on or before September 19, 2005.

c.               $880,000 plus interest at the Prime rate published in the wall Street Journal, currently 6.5%, interest to be adjusted quarterly.  Principal and interest shall be payable in monthly installments beginning on October 15, 2005 and continuing on the same day each month thereafter for 60 months when all remaining principal and interest shall be due and payable in full (the “Due Date”).  The monthly installment amount initially shall be $17218.21.  The monthly installment shall be reset at 90 day intervals, commencing on December 15,2005 to be the amount necessary to amortize fully the then remaining principal balance of the $880,000 at the then applicable interest rate over a period ending on the Due Date.  Each installment shall be applied first to interest then due and then to principal.

d.              $320,000.00 plus interest at the prime rate published by the Wall Street Journal, currently 6.5%, interest to be adjusted quarterly, with the first adjustment to be made on December 15, 2005 and each subsequent adjustment to be made on the 90th day following the previous adjustment, in ninety six (96) monthly installments commencing October 15, 2005, the first sixty (60) of which installments shall be interest only and the final thirty six (36) of which shall be in the amount of $8,888.89 together with accrued but unpaid interest.

e.               BRSI may pre-pay any and all amounts due pursuant to this Agreement in whole or in part at any time without premium or penalty.  Any partial pre-payment hereunder must be so identified by BRSI and shall be applied first to reduce the unpaid principal balance of the of $880,000 identified in paragraph 2(c) above, next to accrued but unpaid interest and last to reduce the unpaid principal balance of the $320,000 identified in paragraph 2(d) above.

CONFESSION OF JUDGMENT, SECURITY AGREEMENT AND COVENANTS

3)                                      BRSI hereby confesses judgment for the full amount of the Judgment Amount and agrees that in the event that BRSI fails to pay any amount due under the terms of this Agreement or fails to cure any other Event of Default, as defined below, Plaintiffs may:

f.                 Docket judgment against BRSI for the full amount of the Judgment Amount plus interest, costs and reasonable attorneys’ fees, minus any amounts paid pursuant to this Agreement, which judgment may be docketed, by affidavit, ex parte, in such jurisdiction as Plaintiffs may deem advisable.

g.              The Judgment Amount shall accrue interest from and after September 19, 2005 at the prime rate published by the Wall Street Journal for purposes of computing the amount of any judgment to be entered after default under the terms of this Agreement.

h.              Plaintiffs may exercise any other remedies available to them at law or equity.

i.                  Costs and reasonable attorneys’ fees incurred by Plaintiffs in connection with exercising their rights herein shall be added to the Judgment Amount.

4)                                      Security Interest:  BRSI’s obligations to Plaintiffs hereunder shall be secured by a Security Interest evidenced by a Security Agreement executed by BRSI contemporaneously herewith.  A copy of the Security Agreement is annexed hereto as Exhibit A and incorporated herein by reference.

5)                                      Conditions Precedent to Execution Of This Agreement:

j.                  This Confession of Judgment, properly executed is delivered to Plaintiffs.

k.               The Security Agreement, properly executed is delivered to Plaintiffs.

l.                  BRSI executes and delivers to Plaintiffs any other documents reasonably required by Plaintiffs to document and perfect the Security Interest granted to Plaintiffs by BRSI.

m.            A certified copy of the resolutions of the Board of Directors of BRSI approving the execution and delivery of the Confession of Judgment, Security Agreement and any other document to which BRSI is a party and approving all other matters contemplated by this Agreement in form and substance satisfactory to Plaintiffs is delivered to Plaintiffs.

n.              A certificate by the secretary or any assistant secretary of BRSI certifying the names of the officer or officers of BRSI authorized to sign the Confession of Judgment, the Security Agreement and any other documents to which BRSI is a party in connection with this Agreement, together with a sample of the true signature of such officer is delivered to Plaintiffs.

6)                                      Representations and Warranties:

o.              Representations And Warranties Of BRSI.  In order to induce Plaintiffs to enter into this Agreement, BRSI represents and warrants as follows:

(i)                                     Existence Of BRSI.  BRSI is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Minnesota.  BRSI has not, in the past five (5) years, operated under any name, including any trade name or assumed name, other than the name indicated at the beginning of this Agreement.

(ii)                                  Authority To Execute.  The execution, delivery and performance by BRSI of the Confession of Judgment, Security Agreement and other documents to which it is a party in connection with this Agreement are within BRSI’s corporate powers, have been duly authorized by all necessary corporate action, do not and will not conflict with any provision of law or of the charter or bylaws of BRSI or of any agreement or contractual restriction binding upon or affecting BRSI or any of its property, and needs no further shareholder or creditor consent.

(iii)                               Binding Obligation.  This Agreement is, and the other documents executed in connection with this Agreement, when delivered hereunder will be, legal, valid and binding obligations of BRSI, enforceable against BRSI in accordance with their respective terms.

(iv)                              Governmental Approval.  No consent of or filing with any governmental authority is required on the part of BRSI in connection with the execution, delivery or performance of this Agreement or any other documents completed in connection herewith or any such consents have been obtained or required filings made provided, however that a copy of this Agreement must be filed with the United States Securities and Exchange Commission (“SEC”) within four days of execution.

(v)                                 Financial Statements.  The audited financial statements of BRSI as of June 30, 2005, copies which have been provided to Plaintiffs, and the financial results certified by BRSI as of June 30, 2005 to the SEC, have been prepared in conformity with generally accepted accounting principles consistently applied and present fairly the financial condition of BRSI as of such date, and the results of the operations of BRSI for the financial periods then ended,.

(vi)                              Since June 30, 2005, except for matters related to this Judgment, there has been no material adverse change in the financial condition of BRSI.

(vii)                           Litigation.  Except as disclosed in BRSI’s audited financial statements and filings with the SEC, no litigation or governmental proceeding is pending or threatened against BRSI that may have a materially adverse effect on the financial condition or operations of BRSI.

(viii)                        Title To Assets.  BRSI has good marketable title to all assets used in connection with its trade or business and none of its assets is subject to any mortgage, pledge, liens, security interest or encumbrance of any kind, except for current taxes not delinquent, except as has been disclosed to Plaintiffs contemporaneously with this Agreement.

p.              Taxes.  BRSI has filed all federal and state income tax returns that are required to be filed, and has paid all taxes shown on such returns to be due and all other tax assessments received by it to the extent that such assessments have become due.

q.              Defaults.  BRSI is not in default in the payment of principal or interest on any indebtedness for borrowed money and is not in default under any instrument or agreement or under or subject to which any indebtedness for borrowed money has been issued, and no event has occurred and is continuing that, with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default under any such instrument or agreement or an Event of Default hereunder.

r.                 Subsidiaries.  BRSI has no subsidiaries except for BRS de Mexico Sociedad Anonima de Capital Variable.

s.               Patents, Trademarks, etc.  BRSI has good marketable title to, or licenses to use, all patents, trademarks, Supplemental Type Certificates, processes, copyrights, franchises and licenses, title to which is necessary for the operation of BRSI’s business.

7)                                      Covenants.

t.                 Affirmative Covenants.  So long as any amount agreed to be paid to Plaintiffs by BRSI remains unpaid in excess of $320,000 as set forth in paragraph 2(e) above, BRSI will, unless Plaintiff shall give its prior written consent which consent shall not be unreasonably withheld:

(i)                                     Financial Reporting:  Furnish to Plaintiff

1.               as soon as available and in any event within forty-five (45) days after the end of each fiscal quarter of BRSI, a copy of the BRSI form 10-QSB as filed with the SEC.

2.               as soon as available and in the event within ninety (90) days after the end of each fiscal year of BRSI :

3.               a copy of the BRSI annual report on form 10-KSB for such year and

4.               a budget and projections prepared by BRSI provided that prior to receipt of such budget and projections, Plaintiffs agree to enter into a confidentiality and standstill agreement that prevents Plaintiffs from disclosing or trading upon such information,

5.               promptly upon the sending or filing thereof copies of all public reports issued by BRSI to any of its security holders, to the SEC or to any other National Security Exchange,

6.               promptly upon the filing or receiving thereof, copies of all reports that BRSI files under ERISA or that BRSI receives from the Pension Benefit Guaranty Corporation if such report shows any material violation or potential violation by BRSI of its obligations under ERISA,

(ii)                                  Notification Of Default.  Notify the Plaintiffs as promptly as practicable (but in any event not less than five (5) business days) after BRSI obtains knowledge of (i) the occurrence of any event that constitutes an Event of Default or that would constitute an Event of Default with the passage of time or the giving of notice or both, or (ii) the commencement of any litigation or governmental proceedings of any type that could materially adversely affect the financial conditions or business operations of BRSI.

(iii)                               Secured Borrowing:  BRSI can maintain its existing lending relationship and credit line, up to a maximum amount of $300,000.00.  It is also expressly agreed and understood that the security interest granted to Plaintiffs by BRSI in the Security Agreement is subordinate and inferior to the lien of Associated Bank, N.A., BRSI’s existing Lender or any subsequent lender, up to the maximum amount of $300,000.00.  BRSI, upon furnishing to Plaintiffs proof satisfactory to Plaintiffs that for any amounts in excess of $300,000, BRSI’s lender has subordinated its security interest to Plaintiff’s security interest, BRSI may borrow up to $200,000 more for a maximum of secured indebtedness of $500,000.  The $500,000 restriction shall not apply to any amounts borrowed to pay or pre-pay amounts due under this Agreement, provided that, in the event of a partial pre-payment, any lien created is subordinate to the Security Interest.

(iv)                              Compliance Certificate.  At the time any financial statement is required to be provided to the Plaintiffs under this Agreement, BRSI will provide to Plaintiffs the Certificate of the Chief Financial Officer of

BRSI substantially in the form of Exhibit B, attached hereto (appropriately completed).  If that Certificate shows that an Event of Default or any event that would constitute an Event of Default with the passage of time or the giving of notice or both, has occurred, the Certificate shall state in reasonable detail the circumstances surrounding such event and action proposed by BRSI to cure such event.

(v)                                 Keeping Of Financial Records And Books Of Account.  Maintain proper financial records in accordance with generally accepted accounting principles consistently applied that fully and correctly reflect all financial transactions and all assets and liabilities of BRSI.

(vi)                              Working Capital.  Maintain at all times a Current Ratio of not less than 2.5 to one.

(vii)                           Tangible Net Worth.  BRSI shall maintain a Tangible Net Worth of not less than $3,351,000 plus (i) 100% of all consideration received after the date hereof for equity securities, plus (ii) 50% of the BRSI’s net income in each fiscal quarter ending after the date hereof. Increases in the Minimum Tangible Net Worth Covenant based on consideration received for equity securities and subordinated debt of the BRSI and increases in the based on net income shall be effective on the last day of the fiscal quarter in which said increase is realized, and shall continue effective thereafter. In no event shall the Minimum Tangible Net Worth Covenant be decreased.

(viii)                        Fixed Charges Coverage Ratio.  BRSI shall at all times maintain a ratio of (Net Income Before Tax plus Interest Expense plus Long-Term Lease Payments plus Depreciation and Amortization) to Interest Expense plus Long-Term Lease Payments plus Principal Payments of 2.50:1.00 provided that the a Net Loss resulting from the settlement with Plaintiff shall be excluded from the calculation of Net Income Before Taxes.

(ix)                                Maintenance Of Insurance.  Maintain such insurance with reputable insurance carriers as is normally carried by companies engaged in similar business and owning similar property and name Plaintiffs as loss payee on all policies insuring personal property in which Plaintiffs have a security interest and provide the Plaintiffs with certificates of insurance evidencing their status as loss payees.  The loss payee endorsement shall provide for payment to the Plaintiffs notwithstanding any acts or omissions of BRSI and shall require notice to the Plaintiffs thirty (30) days prior to the expiration or cancellation of the insurance.

(x)                                   Maintenance Of Properties.  Maintain and preserve all of its properties, whether now owned, hereafter acquired, owned or leased, necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

(xi)                                Payment of Taxes.  Pay all taxes, assessments and governmental charges of any kind payable as such taxes, assessments and charges become due and before any penalty shall be imposed, except as BRSI shall contest in good faith and by appropriate proceedings, while providing such reserves as are required by generally accepted accounting principles.

(xii)                             Compliance With ERISA.  Cause each Benefit Plan to comply and be administered in accordance with those provisions of ERISA that are applicable to such Plan.

(xiii)                        Preservation Of Corporate Existence.  Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified, as a foreign corporation in each jurisdiction where such qualification is necessary or desirable in view of its business and operations or the ownership of its properties.

u.              Negative Covenants.  So long as any amount agreed to be paid to Plaintiffs by BRSI in excess of $320,000 as set forth in paragraph 2(e) above remains unpaid, BRSI will not, unless the Plaintiffs shall give prior written consent:

(i)                                     Merger.  Merge or consolidate with any other Person, sell, transfer, convey, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantial portion of its assets (whether owned or hereafter acquired) to any other person.  For the purposes of this paragraph “Substantial Portion” shall be defined as property having a value in excess of $100,000.

(ii)                                  Compensation.  Pay a salary or other compensation to any of is officers, directors, employees or stock holders in an amount that is in excess of a reasonable salary or other compensation paid for similar services by similar businesses.

(iii)                               Transactions With Affiliates.  Engage in any transaction (including, without limitation, loans or financial accommodations of any kind) with any Affiliate, provided that such transactions are permitted if they are on terms no less favorable to BRSI that would be obtainable if no such relationship existed.

(iv)                              Investments And Other Persons.  Make any loan or advance to any Person or purchase or otherwise acquire the capital stock, assets, or obligations of, or any interest in, any other Person (except that BRSI may acquire the assets contemplated in its acquisition of assets for its subsidiary, BRS de Mexico Sociedad Anonima de Capital Variable in the approximate amount of $200,000) other than readily marketable direct obligations of the United States of America, deposits in commercial banks of recognized standing operating in the United States of America and other investments not in excess of $100,000 in the aggregate outstanding at any time.

(v)                                 Change In Nature Of Business.  Make any material change in the nature of the business of BRSI taken as a whole, as carried out on the date hereof.

(vi)                              Fixed (“Capital”) Assets.  Expend for fixed assets in an amount aggregating more than $100,000 in any fiscal year.

(vii)                           Dividends, Etc.  Purchase or redeem any of its capital stock, declare or pay any dividends thereon, make any cash or property distribution to shareholders or set aside any funds for such purpose in excess of 10% of Net Profit for any one Fiscal Year.

DEFAULT

8)                                      Events Of Default.  “Events Of Default” in this Agreement means any of the following events:

v.              Failure of BRSI to pay any installment of principal or interest specified in paragraph 2 above within 10 days of the due date.

w.            Any representation or warranty made by BRSI in or pursuant to this Agreement shall prove to have been incorrect in any material respect when made provided that Plaintiffs shall have provided written notice pursuant to paragraph _ hereof and such default was not cured within thirty (30) days.

x.                BRSI shall dispose of any collateral described in the Security Agreement in violation of the Security Agreement.

y.              Default in performance of any other covenant or agreement made by BRSI in this Agreement and continuance of such default or breach for a period of thirty (30) days after written notice thereof to BRSI by the Plaintiffs.

z.                BRSI shall generally not pay its debts as such debts become due or shall admit in writing its inability to pay its debts generally, or make a general assignment for the benefit of the creditors or any proceeding shall be initiated by or against BRSI seeking to have BRSI adjudged a debtor in bankruptcy or insolvent or seeking liquidation, winding up reorganization, arrangement, adjustment, custodianship, protection, relief or composition of BRSI or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a receiver, custodian, trustee or other similar official for BRSI for any substantial part of its property or BRSI shall take any corporate action to authorize any of the action set forth above in the subject subsection and in the case of a proceeding of the type described in this paragraph commenced against BRSI, that proceeding shall not be dismissed within ninety (90) days or that BRSI shall consent to that proceeding.

aa.         BRSI shall fail to pay any Debt (but excluding Debt evidenced by this Agreement) or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the Agreement or instrument relating to such Debt, or any other Default under any agreement or instrument relating to any such Debt, or any other Event, shall occur and shall continue after the applicable grace period, if any, specified in such Agreement or instrument, if the effect of such Default or Event is to accelerate, or to permit the acceleration of, the maturity of such Debt, or any such Debt shall be declared to be due and payable, or required to be prepayed (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof.

bb.       The entry against BRSI of a final judgment, decree, order for the payment of money in excess of $1 million and the continuance of such judgment, decree or order unsatisfied for a period of thirty (30) days without a stay of execution.

cc.         Any Reportable Event (as defined in ERISA) shall have occurred with respect to a Plan and continue for thirty (30) days, or any Plan shall have been terminated by BRSI not in compliance with ERISA, or a trustee shall have been appointed by a court to administer any Plan, or the Pension Benefit Guaranty Corporation shall have the instituted proceedings to terminate any Plan or to appoint a trustee to administer any Plan.

9)                                      Additional Remedies.  If any Event of Default shall occur, in addition to the rights and remedies set out in paragraph 3 above and the remedies set out in the Security Agreement, Plaintiffs may exercise any or all of the following rights and remedies:

dd.       Declare the entire remaining balance of the Judgment Amount, all interest thereon, and all other obligations under or pursuant to this Agreement to be immediately due and payable, and upon such declaration, the remaining balance of the Judgment Amount, interest and other obligations shall immediately be due and payable, without presentment, demand, protest or any notice of any kind, all of which are expressly waived by BRSI.

ee.         Take or not take any other such action with respect to such default as the Plaintiffs in their sole discretion may choose to do pursuant to applicable law.

MISCELLANEOUS

10)                                No Waiver.  No failure or delay on the part of Plaintiffs in exercising any right, power or privilege hereunder or nor course of dealing between Plaintiffs and BRSI shall operate as waivers hereof.  No single or partial exercise of any right, power or privilege shall preclude any other or further exercise of any right, power or privilege.

11)                                Entire Agreement.  This confession of judgment and its attachments constitute the entire and complete understanding among the parties and supersedes any prior oral or written agreements between the parties not expressed herein.  It is expressly agreed that there have been no verbal understandings or agreements which would in any way change the terms, covenants and conditions herein set forth and that no modification of this Stipulation and Confession of Judgment and no waiver of its terms and conditions shall be effective unless it is in writing and duly executed by all of the parties thereto.

12)                                Governing Law.  This Stipulation and Confession of Judgment and all other documents executed in conjunction herewith shall be governed by the laws of the State of Minnesota.  Any term used in this Agreement and not otherwise defined shall have the definition given that term in the Uniform Commercial Code as in effect in the State of Minnesota from time to time, and such definition automatically shall change on the effective date of any amendment to the Uniform Commercial Code that changes such definition.  If any term in this Agreement shall be held to be illegal or unenforceable, the remaining portions of this Agreement shall not be affected, and this Agreement shall be construed and in forced as if this Agreement did not contain the term held to be illegal or unenforceable.  BRSI hereby irrevocably submits to the jurisdiction of the Minnesota District Court Second District, and the Federal District Court, District of Minnesota, Second Division, over any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect to such action or proceeding may be heard and determined in any such court.

13)                                Binding Effect, Assignment.  This Agreement and any documents executed in conjunction herewith shall be binding upon and inure to the benefit of BRSI and the Plaintiffs and their respective heirs, successors and assigns.  BRSI shall not have the right to assign its rights or interest under this Agreement without the prior written consent of the Plaintiffs.

14)                                Notice.  All notices and other communications provided for hereunder shall be in writing (including facsimile or e-mail or and mailed, faxed or delivered, if to BRSI: |

To: Ballistic Recovery Systems, Inc.

Attention: Larry Williams, CEO
Fax:
E-mail:

With a Copy to: Mark E. Lee, Esq.
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402-4140
Telephone: (612)672-8355
Fax:
E-mail:

If to Plaintiffs:	Aerospace Marketing, Inc.,
Charles F. Parsons
14040 Schultz Road
Fort Meyers, FL 33908-2026
Telephone:
Fax:
E-mail:

With a Copy to:	Stephen H. , Esq.
Jay H. Mittlestead, Jr., Esq.
One North Franklin Street
Suite 650
Chicago, IL 60606
Telephone:
Fax: (312) 236-3463
E-mail:

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties.  All such notices and communications shall, when mailed or faxed, be effective when deposited in the mails or transmitted by facsimile, respectively, addressed as provided above.

15)                           Dismissal of Action, Etc.  Upon full and proper performance of BRSI’s obligations under this Agreement, including payment of the amounts specified in paragraph 2 above, Plaintiffs shall, within five (5) business days, upon the written request of BRSI:  (a)  dismiss the captioned action, with prejudice and on the merits and (b)  cancel and return all instruments evidencing the judgment amount. |

16)                           Mutual Releases.  In consideration of Plaintiffs agreements contained herein:

a)              BRSI, for itself and its officers, directors, employees, shareholders, agents and assigns, except for claims arising under this Agreement, which claims are hereby specifically retained, hereby releases and forever discharges Plaintiffs and their officers, directors, employees, shareholders, agents, successors, heirs and assigns, of and from any and all manner of actions, suits, claims, damages, judgments, levies, and executions, whether known or unknown, liquidated or unliquidated, fixed contingent, direct or indirect, which they ever have, have had or ever can, shall or may have, or claim to have against Plaintiffs and any of such officers, directors, employees, shareholders, agents, successors, heirs and assigns, upon or by reason of any matter, act or thing arising out of or in any way related to the transactions and events that are the subject matter of the pending action.

b)             upon full performance by BRSI of all of its obligations pursuant to this Agreement, which claims are hereby specifically retained, Plaintiffs and each of their officers, directors, employees, shareholders, agents, successors, heirs and assigns, except for claims arising under this Agreement, shall release BRSI and its officers, directors, employees, shareholders, agents, successors, heirs and assigns, from any and all manner of actions, suits, claims, damages, judgments, levies and executions, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect, which they ever have, have had or ever can, shall or may have, or claim to have against BRSI and any of such officers, directors, employees, shareholders, agents, successors, heirs and assigns, upon or by reason of any matter, act or thing arising out of or in any way related to the transactions and events that are the subject matter of the pending action.  |

IN WITNESS WHEREOF, the parties have executed this Stipulation and Confession of Judgment as of this 19th day of September, 2005.

BALLISTIC RECOVERY SYSTEMS, INC.

By	/s/ Larry Williams
Its	Chief Executive Officer

AEROSPACE MARKETING, INC.

By	Charles F. Parsons
Charles F. Parsons
Its President

/s/ Charles F. Parsons
Charles F. Parsons, Individually

Dated: September 19, 2005.		Dated: September 19, 2005.

MOSS & BARNETT		MASLON, EDELMAN, BORMAN & BRAND, LLP
A Professional Association

By	/s/ Cass S. Weil	By	Mark W. Lee
Cass S. Weil, #115228		Mark W. Lee, # 184214
4800 Wells Fargo Center		3300 Wells Fargo Center
90 South Seventh Street		90 South Seventh Street
Minneapolis MN 55402-4129		Minneapolis, MN 55402-4140
Telephone: (612) 347-0300		Telephone: (612) 672-8355

ATTORNEY FOR PLAINTIFFS		ATTORNEY FOR DEFENDANT